Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 29, 2016, with respect to the combined consolidated financial statements of Federal Mogul Powertrain Otomotiv A.S. and FM Motorparts Otomotiv A.S. included in the Annual Report of Federal-Mogul Holdings Corporation on Form 10-K, as amended, for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Federal-Mogul Holdings Corporation on Forms S-3 (File No. 333-187424 and File No. 333-206109) and on Form S-8 (File No. 333-168508).

/s/ ENGIN BAGIMSIZ DENETIM VE SERBEST
MUHASEBECILIK MALI MUSAVIRLIK A.S.
Istanbul, Turkey
March 29, 2016